SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MATTHEWS INTERNATIONAL CORPORATION
 (Name of Registrant as Specified In Its Charter)

_________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2009

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 19, 2009

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 19, 2009 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.	To elect three directors of the Company for a term of three years and one Director of the Company for a term of one year.

2.	To approve the adoption of the 2008 Management Incentive Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2009.

4.	To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2008 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible.  If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

                                Sincerely,

                                Steven F. Nicola
                                Corporate Secretary

January 16, 2009

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412 / 442-8200

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 19, 2009

The 2009 Proxy Statement and the Annual Report to Shareholders for the year ended September 30, 2008 are also available at www.matw.com under the section entitled “Reports”.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212.  This Proxy Statement and the accompanying proxy were first released to shareholders on or about January 16, 2009.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice.  Shares represented by proxy will be voted in accordance with instructions.  In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders.  If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding:  Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting.  Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2008 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 30,646,021 shares of Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon.  Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the broker or nominee has discretionary authority, but which are not voted on the matter in question because the broker or nominee does not have discretionary voting authority as to such matter.

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.

Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at nine, divided into three classes.  The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the NASDAQ listing requirements, the Board of Directors has determined that each of its directors is independent, other than the Company’s President and Chief Executive Officer Joseph C. Bartolacci and David J. DeCarlo, who will be retiring from the Board effective as of the date of this Shareholders’ Meeting.  The Company’s Governance Guidelines provide that an employee member can remain on the Board for a period of no longer than one year following retirement from employment with the Company.

Director William J. Stallkamp was elected as the Company’s first independent, Non-Executive Chairman of the Board following the 2008 Shareholders’ Meeting. Mr. Stallkamp and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings.  The independent directors met a total of five times in fiscal 2008.

During fiscal 2008, there were six regularly scheduled meetings and three special meetings of the Board of Directors.

Board Committees

There are four standing committees appointed by the Board of Directors -- the Executive, Nominating and Corporate Governance, Audit and Compensation Committees.

Management has the same responsibility to each Committee as it does to the Board of Directors with respect to providing adequate staff services and information.  Furthermore, each Committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the four standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors.  Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company.  In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The members of the Executive Committee are William J. Stallkamp (Chairman), Joseph C. Bartolacci, David J. DeCarlo and John P. O’Leary, Jr.  The Executive Committee holds meetings at such times as are required.  During fiscal 2008, the Executive Committee met one time.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee, the members of which are John P. O’Leary, Jr. (Chairman), Glenn R. Mahone and Martin Schlatter, are to (1) identify individuals qualified to become Board of Director members, (2) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders, (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company’s Corporate Governance Guidelines, (4) lead the Board of Directors in complying with its Corporate Governance Guidelines and (5) review and make recommendations to the Board of Directors concerning director compensation.  A subcommittee of the Nominating and Corporate Governance Committee, the Stock Compensation Committee, the members of which are Mr. O’Leary (Chairman) and Mr. Schlatter, consider and grant equity remuneration under and administer the Company’s 1994 Director Fee Plan.  The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and Committees of the Board, including individual directors.  This Committee is committed to ensuring that (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and (ii) the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company.  From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors.  The Nominating and Corporate Governance Committee operates pursuant to a Charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. All members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of NASDAQ.  The Nominating and Corporate Governance Committee met six times during fiscal 2008.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of (1) the integrity of the Company's financial statements, reports on internal controls and other financial information provided by the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company's independent registered public accounting firm and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee will serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm.  The Audit Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

The Audit Committee members are Robert G. Neubert (Chairman), Martin Schlatter and John D. Turner, all of whom the Board of Directors has determined in its business judgment are independent from the Company and its management as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Mr. Neubert has been designated as the Audit Committee financial expert. During fiscal 2008, the Audit Committee met six times.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are John D. Turner (Chairman), Katherine E. Dietze, Glenn R. Mahone and Robert G. Neubert, are to review periodically the suitability of the remuneration arrangements (including benefits), other than stock remuneration, for the principal executives of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.  The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company.  A subcommittee of the Compensation Committee, the Stock Compensation Committee, the members of which are Mr. Turner (Chairman), Ms. Dietze and Mr. Neubert, consider and grant stock remuneration and administer the Company's 2007 Equity Incentive Plan, 1992 Stock Incentive Plan and, if approved by shareholders, the 2008 Management Incentive Plan.  The Compensation Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. During fiscal 2008, the Compensation Committee met six times.

Meeting Attendance

Under the applicable rules of the SEC, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 2008, all directors attended at least 75% of such meetings for which they were eligible.

The Company does not have a formal policy with regard to Board members attending the Annual Meeting of Shareholders, but it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.  All Board members except Messrs. O’Leary, Schlatter and Turner attended the 2008 Annual Meeting of Shareholders.

Compensation of Directors

Director compensation is administered and determined by the Nominating and Corporate Governance Committee.  In performing its duties, the Committee consults with various independent third-party advisors.  In fiscal 2008, the Committee consulted primarily with Towers Perrin, an independent human resources consulting firm.

Under the Company’s 1994 Director Fee Plan, as amended, each eligible independent director received an annual retainer valued at $30,000 in 2008.  In 2009, the annual retainer will be $60,000. Such annual retainer will be paid either in cash or in shares of the Company’s Common Stock, as determined by the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee decides to pay the annual retainer in cash, a director may instead elect to receive the annual retainer in current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  If the Nominating and Corporate Governance Committee chooses to pay such annual retainer in Common Stock, a director may defer the receipt of such Common Stock.  The precise annual stock-based awards to be granted and their valuation are determined by the Stock Compensation Committee of the Nominating and Corporate Governance Committee.

Each independent director also receives an annual stock-based grant (non-statutory stock options, stock appreciation rights and/or restricted shares).  The value of this grant was $50,000 in the form of restricted stock in 2008, and will be $70,000 in 2009.  The precise awards to be granted and their valuation are determined by the Stock Compensation Committee of the Nominating and Corporate Governance Committee.  At December 31, 2008, there were 172,598 shares available for future grant under the 1994 Director Fee Plan.

A non-employee Chairman of the Board receives an additional annual retainer fee of $70,000 which, at the election of the Chairman, may be received in cash, current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  Each Committee chairperson receives an additional retainer fee for a year of service as a Committee chairperson.  The chairperson retainer fee was $5,000 ($7,500 in the case of the Audit Committee chairperson) in 2008 and will be $7,500 ($12,000 in the case of the Audit Committee chairperson) in 2009.  In addition, each director was paid $1,500 for every meeting of the Board of Directors attended, $1,000 for every Committee meeting attended, and $1,500 for each Shareholders’ meeting attended.  Directors may also elect to receive the common stock equivalent of meeting fees, which will be credited to a deferred stock account as phantom stock.  Effective with this Shareholders’ Meeting, meeting fees will not be paid in 2009.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company in fiscal 2008.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (4)	Option Awards (3) (4)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation (5)	Total
W.J. Stallkamp	$119,000	$52,191	-	-	-	-	$171,191
D.J. DeCarlo	34,500	15,026	-	-	-	$157,500	207,026
K.E. Dietze	3,500	-	-	-	-	-	3,500
G.R. Mahone	53,000	52,191	-	-	-	-	105,191
R.G. Neubert	61,500	42,466	-	-	-	-	103,966
J.P. O’Leary, Jr.	52,500	42,466	$9,725	-	-	-	104,691
M. Schlatter	48,000	15,026	-	-	-	-	63,026
J.D. Turner	60,500	52,191	-	-	-	-	112,691

(1)	Messrs. Mahone and Neubert each elected to receive fees of $30,000 in shares of the Company’s Common Stock.
(2)
Amounts in this column reflect the expense recognized for financial statement purposes for fiscal 2008, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123(R)”), with respect to awards of restricted shares of the Company’s Common Stock, which include awards made during fiscal 2008, 2007 and 2006; however, the estimate for forfeiture related to service based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of restricted shares by any director during fiscal 2008. On March 9, 2006, Messrs. Mahone, Stallkamp and Turner were each awarded 1,200 restricted shares with a grant date fair value of $36.49. On March 8, 2007, Messrs.  Mahone, Neubert, O’Leary, Stallkamp and Turner were each awarded 1,400 restricted shares with a grant date fair value of $39.20.  On March 13, 2008 Messrs. Stallkamp, DeCarlo, Mahone, Neubert, O’Leary, Schlatter and Turner were each awarded 1,200 restricted shares with a grant date fair value of $46.24.  At September 30, 2008, directors held restricted shares issued under the 1994 Director Fee Plan as follows:  Mr. Stallkamp, 2,600 shares; Mr. DeCarlo, 1,200 shares; Mr. Mahone, 2,600 shares; Mr. Neubert, 2,600 shares; Mr. O’Leary, 2,600 shares; Mr. Schlatter, 1,200 shares; and Mr. Turner, 2,600 shares.

(3)
Amounts in this column reflect the expense recognized for financial statement purposes for fiscal 2008, in accordance with SFAS No. 123(R), with respect to awards of options on the Company’s Common Stock, which include option awards made during fiscal 2006; however, the estimate for forfeiture related to service based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of stock options by any director during fiscal 2008.  On March 10, 2005, Messrs. Stallkamp, Mahone, O’Leary, and Turner were each awarded 3,500 options with a grant date fair value of $12.15. On March 9, 2006, Mr. O’Leary was awarded 4,800 options with a grant date fair value of $9.13.  At September 30, 2008, directors held options issued under the 1994 Director Fee Plan as follows:  Mr. Stallkamp, 2,500 options; Mr. Mahone, 3,500 options; Mr. O’Leary, 8,300 options; and Mr. Turner, 3,500 options.

(4)
Assumptions on which this valuation is based are generally consistent with those set forth in Note 8 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 25, 2008.

(5)	Amount represents consulting fees paid to Mr. DeCarlo.

Access to Directors

The shareholders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Corporate Secretary, at the Company.  At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Nominating and Corporate Governance Committee or by the shareholders.  Section 3.01 of the Company’s Bylaws provides that “no one shall be eligible for nomination as a Director for any term during which, or before which, he will attain 70 years of age.”  The Board of Directors has the power under Section 9.01 of the Bylaws to alter or amend the Bylaws, and has determined it to be in the best interests of the Company to waive Section 3.01 of the Bylaws.  The waiver permits the nomination of William J. Stallkamp, the Company’s current Non-Executive Chairman of the Board, to stand for election for a one year term ending February 2010, even though he will attain the age of seventy during such term.  Accordingly, Mr. Stallkamp, whose term of office is expiring, has been so nominated. Joseph C. Bartolacci and Glenn R. Mahone, whose terms of office are expiring, have been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2012.  Katherine E. Dietze, who was elected to the Board of Directors on July 24, 2008, has also been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2012.  In connection with the election of Ms. Dietze, a third-party search firm was retained to assist in the identification and evaluation of director candidates. The Company’s Corporate Governance Guidelines require that all newly-appointed directors be nominated for election by the shareholders at the next scheduled Annual Meeting after such appointment by the Board.  Nominations made by the shareholders must be made in writing in accordance with Section 6.1 of the Articles of Incorporation.  No such nominations have been received.

In recommending and nominating directors for election to the Board of Directors of Matthews, a candidate’s background, skills, diversity, personal characteristics and business experience will be assessed, and the following criteria and qualifications as to the candidates should be observed.  Candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.

Under the Company’s Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation from that in which such director was engaged upon their last election to the Board, must offer to submit a letter of resignation from the Board.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If any nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend.

Only affirmative votes are counted in the election of directors.  The four nominees for election as directors at the Annual Meeting who receive the highest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

The Board of Directors recommends that you vote FOR the election of directors.

The following information is furnished with respect to the persons nominated by the Board of Directors for election as directors and with respect to the continuing directors.

Nominees

William J. Stallkamp, age 69, has been a director of the Company since 1981. Mr. Stallkamp was appointed as the Board’s Lead Independent Director in fiscal 2005.  Mr. Stallkamp was a Vice Chairman of Mellon Financial Corporation, a financial services company, in Pittsburgh, Pennsylvania and Chairman and Chief Executive Officer of Mellon PSFS in Philadelphia, Pennsylvania until his retirement on January 1, 2000.  Until January 2002, he was a fund advisor and Chairman of the Operations Group at Safeguard Scientifics, Inc., a technology company.  He received a Bachelor of Science Degree in Business Administration from Miami University of Oxford, Ohio.  He serves as a director of United Concordia Companies, Inc., Highmark and The Smithers-Oasis Company.  He is a member of the Board of Directors of the Southeastern Pennsylvania Chapter of the American Red Cross and the Franklin Institute.

Joseph C. Bartolacci, age 48, was appointed Chief Executive Officer effective October 1, 2006.  He had been President and Chief Operating Officer since September 1, 2005.  Mr. Bartolacci was elected to the Board of Directors on November 15, 2005.  He had been President, Casket Division since February 2004 and Executive Vice President of Matthews since January 1, 2004.  He had served as President, Matthews Europe since April 2002, and had also been President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews International Corporation) since June 1999.  Prior thereto, he was General Counsel of Matthews.  Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a

Juris Doctor from the University of Pittsburgh.  Prior to joining Matthews, Mr. Bartolacci was Vice President and General Counsel of Thrift Drug Company.  Mr. Bartolacci serves on the Company’s Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews International Corporation.  Mr. Bartolacci is a member of the Board of Directors of Saint Vincent College.

Katherine E. Dietze, age 51, was elected to the Board of Directors of the Company in July 2008.  Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston in 1996, Ms. Dietze was a Managing Director for Salomon Brothers Inc., a financial services company.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing.  Ms. Dietze serves on the Company’s Pension Board.  She is a member of the Board of Directors of LaBranche & Co., Inc., a financial services firm.

Glenn R. Mahone, age 63, has been a director of the Company since April 2003.  Mr. Mahone is a partner in the Business and Regulatory Department and member of the Executive Committee of Reed Smith LLP (“Reed Smith”), a global law firm.  Reed Smith is one of many firms that provides legal services to the Company.  The annual fees paid to Reed Smith for such services are not material to the Company or Reed Smith.  Mr. Mahone does not individually provide legal services to the Company and has no involvement in the services provided by Reed Smith.  As such, he is considered by the Company as an independent director.  Prior to returning to Reed Smith in 1991, he spent ten years in the radio broadcast industry as a chief executive, entrepreneur and owner.  Mr. Mahone holds Master of Laws, Juris Doctor and Bachelor of Science degrees from Yale University, Duquesne University and the Pennsylvania State University, respectively.  Mr. Mahone is a director of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland, and serves as Chairman of the Board of the Allegheny County Airport Authority.

Continuing Directors

Robert G. Neubert, age 66, was elected to the Board of Directors of the Company in May 2006.  Mr. Neubert is a retired partner of Ernst & Young LLP, an accounting firm.  Mr. Neubert has more than 30 years of experience assisting clients in numerous industries and has extensive experience in public and SEC reporting, as well as strategic, operational and governance matters.  Mr. Neubert served as the U.S. representative to and member of the governing board of The International Federation of Accountants, the organization responsible for establishing auditing standards applied internationally.  Mr. Neubert holds degrees from Pennsylvania State University and Harvard Business School.

John P. O'Leary, Jr., age 62, has been a director of the Company since 1992.  Mr. O'Leary retired as Senior Vice President, SCA North America, a packaging supplier, in June 2004, where he had served as Senior Vice President since May 2002.  Prior thereto, he was President and Chief Executive Officer of Tuscarora Incorporated ("Tuscarora"), a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America.  Tuscarora is a producer and manufacturer of custom design protective packaging.  Preceding SCA's acquisition of Tuscarora, Mr. O'Leary served as Chairman of Tuscarora's Board of Directors.  Mr. O'Leary holds a Masters in Business Administration from the University of

Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of Pregis, Inc., a protective packaging company, and Kenson Plastics, a small private custom plastic converter.

Martin Schlatter, age 43, was elected to the Board of Directors of the Company in November 2007.  Mr. Schlatter currently serves as Senior Vice President and Chief Marketing Officer of Wm. Wrigley Jr. Company, a confectionery products company, where he has held executive positions, including general manager for Wrigley’s U.S. Business, since late 2004.  Mr. Schlatter joined Wrigley in 2002 and has held various senior management positions within the company during this time.  Previously, he was in leadership positions at Lindt Chocolates in Switzerland and at Procter & Gamble in Germany and the U.K.  Mr. Schlatter holds a Licentiate in Business Administration/Economics from HSG University in Switzerland.

John D. Turner, age 62, has been a director of the Company since 1999.  Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988.  Mr. Turner received a Bachelor's Degree in Biology from Colgate University.  He currently serves on the Board of Directors of Allegheny Technologies Incorporated.

The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

William J. Stallkamp	2010

Joseph C. Bartolacci	2012
Katherine E. Dietze	2012
Glenn R. Mahone	2012

Continuing Directors:

John P. O’Leary, Jr.	2010

Robert G. Neubert	2011
Martin Schlatter	2011
John D. Turner	2011

David J. DeCarlo will retire from the Board after the 2009 Annual Meeting of Shareholders.

PROPOSAL 2

APPROVAL OF THE ADOPTION OF THE
2008 MANAGEMENT INCENTIVE PLAN

Introduction

The Company’s 2008 Management Incentive Plan (the “Plan”) was adopted by the Company’s Board of Directors on November 13, 2008.  The affirmative vote of a majority of the votes cast in person or by proxy by the Company’s shareholders, at a meeting held on or prior to the date any compensation is paid pursuant to any award to a Covered Employee in which the holders of at least a majority of the outstanding shares of the Company’s Common Stock are present and voting, is required for any award to a Covered Employee to be effective.  A Covered Employee is a covered employee as defined in Section 162(m)(3) of the Internal Revenue Code (which generally includes the officers listed in the Summary Compensation Table in this Proxy Statement other than the Chief Financial Officer).  If the shareholders of the Company do not approve the Plan as proposed in this proxy statement, the Plan will still be used by the Company except for Covered Employees, and Covered Employees will not receive any new awards under the Company’s previously existing Management Incentive Program.

Description of the 2008 Management Incentive Plan

The full text of the Plan is set forth as Exhibit A to this Proxy Statement.  The following description of the Plan is qualified in its entirety by reference to Exhibit A.

General.  The purposes of the Plan are to provide an annual cash incentive to encourage eligible employees of the Company and its subsidiaries to increase their efforts to make the Company and each subsidiary more successful, and to increase shareholder value and to align their interest with that of the Company’s shareholders.  The Plan intends to accomplish these purposes by motivating eligible employees to maintain and achieve higher levels of economic value added while continuing to promote both employee and customer satisfaction.  Awards to Covered Employees are intended to qualify as “performance-based compensation” that is tax deductible without limitation under Section 162(m) of the Internal Revenue Code.

The eligible employees are those managerial employees of the Company or any subsidiary who are recommended by management of a division of the Company or any subsidiary, approved by the Company’s Chief Executive Officer, and share responsibility for the management, growth or protection of the business of the Company or any subsidiary.  Eligible employees include Presidents of divisions and the top sales/marketing, manufacturing and finance employee in each division as well as certain other managerial employees if the Committee determines they have a direct impact on profitability and exercise significant control over the Company’s or its subsidiaries’ assets.

The Plan generally provides for cash payments to participants based on separate incentive monetary pools established annually for their respective business units.

Administration.  The Plan will be administered by a Committee appointed by the Board of Directors.  At present, this is the Stock Compensation Committee, a subcommittee of the Compensation Committee of the Company.  None of the members of such Committee is eligible to participate in the Plan.

Subject to the provisions of the Plan, the Committee has full and final authority, in its discretion, to make awards under the Plan, and to determine the employees to whom each award is made, the business units relevant to each award, and the terms of the award.  In determining any award to any eligible employee, the Committee considers the position and responsibilities of the employee being considered, the nature and value to the Company or a subsidiary of his or her services, his or her present and/or potential contribution to the success of the Company or a subsidiary and such other factors as the Committee may deem relevant.

The Committee also has the power to interpret the Plan, to make determinations under the Plan, and to prescribe such rules, guidelines and practices in connection with the operations of the Plan as it deems necessary and advisable in its administration of the Plan.  Committee determinations under the Plan need not be uniform.  The Committee may allocate certain of its responsibilities and powers to any one or more of its members and may delegate certain of its responsibilities and powers to officers or a committee of officers of the Company.

Terms and Conditions of Awards

1.           General.  Participants generally will participate in the Plan through separate incentive monetary pools established annually by the Committee for their respective business units.  The size of each pool for a business unit will be determined solely by the “economic value added” (as described below) of that business unit.  A business unit pool for any year may be negative and may have the effect of decreasing deferred credits that otherwise may have been paid under the Plan.  However, a negative business unit pool will not require a participant to make any cash payment to the Company or any subsidiary.  Each participant’s share of the pool in which the participant participates is determined by the performance of that participant relative to the performance of all participants with respect to that pool.

2.           Business Criteria on Which the Performance Goal is Based – Economic Value Added.  The amount of each pool will be determined based on the economic value added of each business unit, which will be measured annually based on the Company’s fiscal year.  Economic value added means operating profit less cost of capital (as determined by the Committee at the time of any award), except that, in the case of the business unit comprised of overall corporate executive management personnel, economic value added means after-tax net income less the cost of equity capital (as determined by the Committee at the time of an award) and the calculation includes all assets (including cash) less non-interest bearing current liabilities.  Unless otherwise determined by the Committee, the amount of each pool for each business unit for each fiscal year will be the sum of:

(a) Absolute Economic Value Added – Economic value added of the business unit times such percentage as established by the Committee for the current fiscal year; and

(b) Incremental Economic Value Added – (i) The business unit’s economic value added for the current fiscal year less the average of the business unit’s absolute economic value added for the immediately preceding two fiscal years, times (ii) such percentage as established by the Committee for the current fiscal year.

The Committee also may decrease the amount of a business unit pool that otherwise would be determined and paid under the preceding provisions due to a reduced number of participants in the pool from the number typically in the pool.

3.           Allocation of Each Pool to the Participants.

(a)                 General Allocation.  Subject to reduction for a participant’s relative performance as explained below or for any participant added during a fiscal year as explained below, any pool which is earned by a business unit will be allocated among the participants based on their respective target incentives (including the target incentive of any participant added during a fiscal year with respect to that pool) with each such participant’s share being equal to:

    The participant’s target incentive
The total target incentives of all business unit participants at any time during the fiscal year  (even if a participant ceases being a participant during that fiscal year)
X	The amount of the business unit pool

Each participant’s target incentive will be a dollar amount equal to a percentage of the participant’s annual base salary, with that percentage based upon the participant’s position with the Company or any subsidiary and the comparable industry data for that position, as determined by the Committee.  The target incentive of any participant added during a fiscal year with respect to a pool shall be prorated as determined by the Committee.  However, if any employee who otherwise would have been designated as a participant in a business unit pool has a separate and individualized incentive plan or bonus arrangement with the Company or any subsidiary, the amount of the business unit pool to be allocated to the other participants in the pool will be reduced prior to the other computations explained above by the greater of (i) the amount of the business unit pool which that employee would have received based upon the target incentive the employee would have had if the employee had been a participant in the business unit pool, or (ii) any amount payable under that incentive plan or bonus arrangement for that employee.

(b)                 Relative Performance.  The amount of any business unit pool allocated to a participant in the general manner described above may be further reduced (but not increased) based on the participant’s relative performance in achieving overall results for the business unit.  However, any reduction of the amount of any business unit pool allocated to a participant will not result in an increase in the amount of the pool allocation to any other participant.  Relative performance will be determined by the participant’s achievement against quantifiable objectives set at the beginning of the fiscal year and may be further adjusted (i) in the case of a Covered Employee, by the Committee’s subjective rating, (ii) in the case of a Division President, by the Company’s Chief Executive Officer’s subjective rating, and (iii) in the case of participants other than the Division President or Covered Employees, by either the Division President’s or the Company’s Chief Executive Officer’s subjective rating.

(c)                 Extraordinary Events.  The Committee may adjust any determination of economic value added and the amount otherwise allocable to a participant from a business unit pool to take into account the effect of the following:  changes in accounting standards that may be required by the Financial Accounting Standards Board or, if applicable, the International Accounting Standards Board; extraordinary, unusual, non-recurring or infrequent items; acquisitions; divestitures; expenses for restructuring or productivity initiatives; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; the effect of corporate reorganizations or restructurings, spin-offs, or a sale of a business unit; and other items as the Committee determines to be required, so that the operating results of the Company or any business unit are computed on a comparative basis from fiscal year to fiscal year; in each case as those terms are interpreted under generally accepted accounting principles and provided in each case that the effect of such items is objectively determinable.  An adjustment shall not be made with respect to an award to a Covered Employee if it would cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

(d)                 Maximum Payment/Cap.  The maximum amount which may be paid to any Covered Employee during any fiscal year pursuant to awards under the Plan (including but not limited to with respect to deferred credits described below and interest thereon) is five million United States of America dollars (US $5,000,000), and (ii) the Committee may provide that the amount otherwise allocable to a participant from a business unit pool as an allocable award be capped at any amount determined by the Committee.

(e)                 Non-Transferability.  In general and except as allowed by the Committee, a participant may not directly or indirectly alienate, assign, transfer, pledge, anticipate or encumber (except due to death) any amount that is or may be payable to the participant under the Plan.  Any such amount also is not subject to (i) anticipation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a participant or to the debts, contracts, liabilities, engagements or torts of a participant, (ii) transfer by operation of law in bankruptcy or insolvency, or (iii) any legal process.

(f)                 Unsecured Creditor Status.  Participants are mere unsecured creditors as to amounts payable under the Plan and none of the assets of the Company or any subsidiary will be segregated or removed from the Company’s general or judgment creditors with respect to those amounts.

4.           Additional Rights in Certain Events.  Upon the occurrence of one or more events described in Section 11 of the Plan (“Section 11 Events”), (a) the Plan terminates, (b) all deferred credits as described below immediately become non-forfeitable without regard to financial results, (c) the financial results of the current fiscal year to the date of the Plan termination are determined and the award for that year is prorated based on those results and prorating each participant’s individual goals for the current fiscal year, and (d) all the deferred credits and the current fiscal year prorated award will be immediately paid.

A Section 11 Event is deemed to have occurred when (i) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company) has acquired beneficial ownership, directly or indirectly, of securities representing 20% or more of the voting power of the Company, (ii) at any time less than 60% of the members of the Board of Directors are persons who were either directors on November 13, 2007 or individuals whose elections or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who were directors on November 13, 2007 or who were so approved, (iii) the shareholders of the Company approve any agreement or plan providing for the Company to be merged, consolidated or otherwise combined with, or for all or substantially all its assets or stock to be acquired by, another corporation, as a consequence of which the former shareholders of the Company will thereafter own less than a majority of the voting power of the surviving or acquiring corporation or the parent thereof, or (iv) the shareholders of the Company approve any liquidation, sale or transfer of all or substantially all the assets of the Company (other than to entities controlled by the Company and/or its shareholders following such event).

5.           Payment of Awards.  Payment of an award allocable to a participant generally is made in part following the end of the fiscal year to which the award relates and, subject to certain conditions, after the end of the two following fiscal years as follows:

(a)                 Current Award.  Payment of the award allocable to a participant following the end of the fiscal year will be limited to an amount equal to a multiple of the participant’s target incentive used in determining participant’s allocable share of the business unit pool and will be made on a date determined by the Committee not later than March 15 of the calendar year following such fiscal year.  The multiple, which can be equal to, less than or greater than 1, will be determined by the Committee at the time of an award.

(b)                 Deferred Credits.  With one exception discussed below, any remainder of the award allocable to a participant will be assigned as deferred credits and paid in two equal installments following the close of the subsequent two fiscal years if the participant is then either still employed and an active participant in the Plan or is a former active participant, subject to the following potential reduction:  if, in those subsequent two fiscal years, the amount of the business unit pool to which the deferred credits are attributable is negative, (i) an active participant with those deferred credits is deemed to be a participant in such negative business unit pool (even if the participant is then participating in a different business unit pool from that in which the deferred credits assigned to that fiscal year arose), and (ii) there will be a corresponding decrease in such active participant’s deferred credits assigned to that fiscal year.  Further, for the sole purpose of allocating a current negative amount of a business unit pool incentive among participants in that business unit pool, a former active participant will be considered, for those two following fiscal years, a member of the business unit pool in which such participant participated immediately prior to termination of employment, so that, upon such a negative award allocated to a former active participant in either or both of those two following fiscal years, there will be a corresponding decrease in that former active participant’s deferred credits assigned to the fiscal year to which the current negative business unit pool relates.  Although the deferred credits assigned to a particular following fiscal year can decrease to zero, they cannot be negative nor be applied to reduce deferred credits assigned to another fiscal year.  If, for any fiscal year, a participant is a participant in more than one business unit pool and a negative award allocated to the participant results from a business unit pool, that negative award is not used to reduce a current award or deferred credits from another business unit pool but only from the same business unit pool from which the negative award results.  A former active participant is a participant who was an active participant in the Plan immediately prior to the participant’s termination of employment with the Company or any subsidiary (i) by mutual agreement of the Company and the participant, (ii) involuntarily but not for cause, or (iii) by retirement in accordance with the retirement policies of the Company or any subsidiary.

(c)                 Earlier Payment.  If the amount of an award otherwise to be credited in a future fiscal year as a deferred credit is considered insubstantial by the Committee, then it may be distributed following the end of the fiscal year in which it was earned, provided, however, that, in the case of a Covered Employee, such distribution is permitted under Section 162(m)(4)(C) of the Internal Revenue Code.

(d)                 Interest on Deferred Credit.  Any deferred credit amounts will earn interest (compounded on an annual basis) at a rate set by the Committee (approximately equal to the rate earned by the Company on its cash investments) from the end of the Company’s fiscal year in which the amount is first credited or was allocated to a participant (including credited as a deferred credit) until the date of payment of the credited amount subject to the following exceptions:

(i)           Any payment of an amount which is not attributable to a deferred credit and any amount payable under the immediately preceding section (c) which is made within three months after the end of the Company’s fiscal year for which the amount was first credited or earned, will not earn interest;

(ii)           Any payment of an amount, which is attributable to a deferred credit and is made within three months after the end of the Company’s fiscal year in which the amount was finally earned will earn interest as follows:

A.	Deferred credits finally earned in the fiscal year immediately following the fiscal year for which the deferred credit was first credited will earn interest for twelve (12) months; and

B.
Deferred credits finally earned in the second fiscal year following the fiscal year for which the deferred credit was first credited will earn interest, compounded annually, for twenty-four (24) months.

(e)                 Proration; Forfeiture.  An employee who was not a participant for an entire fiscal year with respect to any given business unit pool (due to death or other events specified in the Plan) will be subject to proration of the award for the participant based on the weeks or partial weeks as a participant.  A participant will forfeit all awards under the Plan not previously paid if the participant voluntarily terminates employment with the Company or a subsidiary or employment is involuntary terminated with the Company or a subsidiary for cause.

(f)                 Section 162(m) of the Internal Revenue Code.  The Company intends that awards to Covered Employees will be deductible for tax purposes as “performance-based” awards.  However, if for any reason the Committee reasonably anticipates that if payment of all or any portion of an award were made when otherwise scheduled, that payment would not be deductible due to Section 162(m) of the Internal Revenue Code, the payment may, in the Committee’s sole discretion, be deferred.  The payment would be deferred until such date selected by the Committee in the recipient participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, the payment could be made without the deduction of such payment being barred by the application of Section 162(m) of the Internal Revenue Code, provided certain other conditions described in the Plan are met.

6.           Establishment of Performance Goals.  The Committee will establish in writing the performance conditions and goals of all awards, including its determinations described above concerning economic value added, at the time the awards are granted, and in the case of any Covered Employee, no later than the earlier of (a) 90 days after the commencement of the period of service to which the performance conditions and goals relate, or (b) the date on which 25% of that period of service has elapsed.

7.           Certification of Satisfaction of Performance Goals.  Prior to the cash payment of any award to any Covered Employee, the Committee will certify in writing that the performance goals and any other material terms of the award were in fact satisfied.

8. Miscellaneous.  The Board of Directors may amend or terminate the Plan at any time except that, without approval of the shareholders of the Company, no amendment may (i) make any changes in the class of employees eligible to be granted awards under the Plan, (ii) change the business criteria of economic value added on which the performance goal of an award is based, (iii) change the maximum amount that may be paid or distributed to any participant in any one fiscal year, or (iv) be made to the extent such approval is needed for awards to Covered Employees to qualify for the exemption for “performance-based compensation” under Section 162(m)(4)(C) of the Internal Revenue Code.

In addition, no amendment or termination of the Plan may, without the written consent of the holder of any award under the Plan, adversely affect the rights of the holder with respect to that award.

Except following the occurrence of a Section 11 Event, awards to a participant may, in the Committee’s or the Company’s Chief Executive Officer’s sole discretion at any time between the date of grant and the third anniversary of any payment of all or any portion of such awards, and subject to any terms and conditions established by the Committee or the Company’s Chief Executive Officer, be cancelled, suspended or required to be repaid to the Company if (a) payment of an award was predicted in whole or in part upon the achievement of certain financial results that were subsequently the subject of a restatement by the Company, or (b) the participant (whether during or after termination of employment with the Company or its subsidiaries) (i) competes with the Company or its subsidiaries, (ii) induces or attempts to induce any customer, supplier, licensee or certain others to cease doing business with the Company or its subsidiaries, or interferes with the Company’s or any of its subsidiaries’ relationships with such customer, supplier, licensee or other person, (iii) solicits employees to leave the employment of the Company or its subsidiaries or interferes with their employment relationship, (iv) defames or disparages the Company, its subsidiaries or certain related persons, or (v) improperly discloses certain confidential information of the Company or any of its subsidiaries.

The Plan contains provisions governing any required tax withholding with respect to an award.

The Committee may permit payment of any award to be deferred provided the deferral is consistent with Section 409A of the Internal Revenue Code.

The material terms of the Plan (as defined in Section 162(m) of the Internal Revenue Code) as applicable to Covered Employees are subject to re-approval by the shareholders of the Company no later than the first meeting of the shareholders to take place in 2014, if that approval is required by Section 162(m) of the Internal Revenue Code at the time, such terms have not been earlier modified and approved by the shareholders, and the Company intends that the Plan continue to meet the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code for awards to Covered Employees made following the date of such meeting.

Possible Anti-takeover Effect

The provisions of the Plan providing for the acceleration of the payment of awards upon the occurrence of a Section 11 Event, described in section 4 of the preceding description of the Plan, may be considered as having an anti-takeover effect.

Awards to Named Officers and Other Employees

The following is a list of target awards for fiscal 2009 granted on November 12, 2008 under the Plan, which are conditioned upon shareholder approval of the Plan.  The actual amounts to be earned under the Plan, if any, will be determined based on the operating performance of the Company and the respective business units in fiscal 2009 and other criteria under the Plan.

Name and Position	Dollar Value
J.C. Bartolacci	$600,000
S.F. Nicola	$239,400
J.P. Doyle	$154,050
P.F. Rahill	$80,000
F.J. Schwarz	N/A*

All Executive Officers as a Group	$1,355,530

All Employees other than Executive Officers as a Group	$1,080,000

*	Mr. Schwarz participates in a separate bonus program and is not a participant in the 2008 Management Incentive Plan.

Vote Required for Approval of Proposal 2

The vote required for approval of Proposal 2 is the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote thereon.  The Board of Directors recommends that you vote FOR approval of Proposal 2.  The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy.

PROPOSAL 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2009.

The Audit Committee has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment.  Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting.  If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 3.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three classes:  Preferred Stock, and Class A and Class B Common Stock.  At the present time, none of the Preferred Stock or Class B Common Stock is issued or outstanding.  The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management.  Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2008, except as otherwise noted.
Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (2)			Percent of Class	Deferred Stock Compensation Shares (7)
Directors, Officers and Executive Management:

J.C. Bartolacci	187,400	(3	) (4)	0.6	-
D.J. DeCarlo	153,593	(3	) (5)	0.5	-
K.E. Dietze	1,300			*	-
J.P. Doyle	16,200	(3	) (4)	0.1	-
G.R. Mahone	11,405	(3	) (5)	*	573
R.G. Neubert	5,015	(5)		*	-
S.F. Nicola	180,889	(3	) (4)	0.6	-
J.P. O’Leary, Jr.	18,878	(3	) (5)	0.1	17,970
P.F. Rahill	49,821	(3	) (4)	0.2	-
M. Schlatter	1,200	(5)		*	-
F.J. Schwarz	3,334	(3)		*	-
W.J. Stallkamp	8,000	(3	) (5)	*	15,096
J.D. Turner	11,300	(3	) (5)	*	4,307
All directors, officers and executive management as a group (16 persons)	731,703	(3	) (6)	2.4	37,946

Others:
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	4,253,882			13.9
Barclays Global Investors NA 400 Howard Street San Francisco, CA 94105	1,876,573	**		6.1
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,596,583	***		5.2

* Less than 0.1%
** Information as of September 30, 2008
*** Information as of October 31, 2008

(1)  Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.
(2)  To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
•
Neuberger Berman, LLC ("NB"), is a registered investment advisor.  In its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management.  As a result, NB may be deemed to have beneficial ownership of such shares.  NB does not, however, have any economic interest in the shares.  The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares.  As of November 30, 2008, of the shares set forth above, NB had shared dispositive power with respect to 4,253,882 shares, sole voting power with respect to 7,300 shares and shared voting power on 3,590,400.  With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purposes of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities.  NB is the sub-advisor to the above referenced Funds.  It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.

•
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Price Associates has sole dispositive power for 1,596,583 shares and has sole voting power for 808,183 shares.

(3)
Includes options exercisable within 60 days of November 30, 2008 as follows:  Mr. Stallkamp, 2,500 shares; Mr. Bartolacci, 56,666 shares; Mr. DeCarlo, 92,534 shares; Mr. Mahone, 3,500 shares; Mr. Nicola, 103,834 shares; Mr. O’Leary, 8,300 shares; Mr. Rahill, 8,666 shares; Mr. Schwarz, 3,334 shares; Mr. Turner, 3,500 shares; and all directors, officers and executive management as a group, 309,335 shares.

(4)	Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 81,200 shares; Mr. Doyle, 15,000 shares; Mr. Nicola, 28,223 shares; Mr. Rahill, 6,350 shares.
(5)
Includes restricted shares with time vesting provisions as follows:  Mr. Stallkamp, 2,600 shares; Mr. DeCarlo, 1,200 shares; Mr. Mahone, 2,600 shares; Mr. Neubert, 2,600 shares; Mr. O’Leary, 2,600 shares; Mr. Schlatter, 1,200 shares; and Mr. Turner, 2,600 shares.

(6)	Includes 15,400 restricted shares with time vesting provisions and 157,097 restricted shares with performance and time vesting provisions.

(7)  Represents shares of Class A Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan.  See “General Information Regarding Corporate Governance--Compensation of Directors.”

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management.  These guidelines are intended to promote the alignment of the interests of management with the Company’s shareholders.  As more fully described under “Compensation Discussion and Analysis,” the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to five times base salary depending upon position with the Company.  Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

The Company has also adopted guidelines for stock ownership by non-employee directors.  The guidelines provide that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the annual retainer (the annual retainer was $30,000 in 2008 and will be $60,000 in 2009).  Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with Company management.  Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.

Submitted by:

The Compensation Committee of the Board ofDirectors of Matthews International Corporation

J.D. Turner, Chairman
K.E. Dietze
G.R. Mahone
R.G. Neubert

Compensation Discussion and Analysis

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of four independent directors: Mr. Turner (Chairman), Ms. Dietze, Mr. Mahone and Mr. Neubert.  Compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives is presented in the Summary Compensation Table.

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy.  In performing its duties, the Committee consults with the Company’s Chief Executive Officer, the Company’s Director of Human Resources and various independent external advisors.  In fiscal 2008, the Committee consulted principally with Towers Perrin, an independent human resources consulting firm.  The Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
▪	Management Incentive Plan
▪	2007 Equity Incentive Plan (administered by the Stock Compensation Committee)
▪	Supplemental Retirement Plan

The Stock Compensation Committee will also administer the new 2008 Management Incentive Plan.

Compensation Philosophy

The principal objectives of the Company’s executive compensation program are to:

▪	Attract, retain and motivate highly-qualified executives
▪	Reward for continuous improvement in operating results and the creation of shareholder value
▪	Align the interests of Company executives with shareholders

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs.  The foundation of its philosophy is as follows:

▪	Emphasize performance-based compensation elements while providing fixed compensation (base salary) commensurate with the market
▪	Provide retirement and other benefits that are competitive with the market
▪	Provide no employment contracts or other guarantees of employment except as customary in certain foreign countries or in connection with the negotiation of acquisitions
▪	De-emphasize the use of perquisites except for business purpose

The Company believes that executive compensation should be designed to provide management with incentives that promote the achievement of annual and long-term strategic objectives, with the ultimate objective of delivering improvement in shareholder value.  The Committee believes that an effective compensation structure should focus executives on the achievement of the Company’s business objectives and reward executives for achieving those objectives.  As such, the Committee’s philosophy is to provide performance-based compensation that targets levels modestly above the market median while targeting fixed base salaries at the median of the market.  The Committee has designed this approach in light of the rigorous performance standards of the Company’s incentive plans and because the Company does not provide any type of employment contracts or severance programs to executives.  The Committee believes it has structured its annual and long-term performance-based compensation to encourage and reward high performance and achievement of Company objectives.

In pursuit of this philosophy, the Company’s executive compensation program includes the following key components:

▪	Base salaries
▪	Annual cash incentive payments under the Company’s Management Incentive Plan
▪	Deferred cash incentive payments under the Management Incentive Plan
▪	Long-term incentive compensation under the Company’s 2007 Equity Incentive Plan (long-term incentive compensation prior to 2008 was administered under the Company’s 1992 Stock Incentive Plan)

In general, the Committee’s desire to align the executive compensation program with the market drives the allocation between short-term and long-term compensation as well as cash and equity components.  The Committee believes that the level of compensation provided to an executive should be based on success against rigorous performance goals that indicate shareholder value creation.  To achieve this objective, the Company has built its short-term cash incentive plan to reward growth in operating income above the Company’s cost of capital.  Over the long-term, the Committee believes that stock price growth is the best indicator of shareholder value creation.  Therefore, the Committee provides equity awards whose level of value and rate of vesting is dependent on time and the achievement of stock price hurdles.  The Company has no formal policy regarding the allocation of variable and fixed compensation for its named executive officers.

In order to obtain comparative market data for evaluating executive compensation, the Company utilizes compensation data published by nationally recognized consulting firms.  The Company targets companies of similar size, complexity and performance in developing this data.  Periodically, the Company does employ a specific set of comparable companies when developing compensation levels.  General market data was used in the determination of 2008 compensation levels.

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year.  The Committee believes that this would not be in the best interest of retaining and motivating the executive.

The Committee makes decisions regarding executive compensation with input from its external consultant.  When making decisions regarding compensation for executives other than the Chief Executive Officer (“CEO”), the Committee seeks input and evaluates recommendations from the CEO.

Base Salaries

The Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers the recommendations from the CEO with respect to the other executives.  The Committee employs the same principles that are applied in developing the base salaries of all employees.  Base salary ranges are determined for each executive position based on their level, responsibilities and job complexity using the 50th percentile survey data for similar positions at comparable companies.  If available, regression analysis is used to appropriately size the data for each executive position based on the revenue responsibility of the position. A base salary “mid-point” is determined for each position based on this competitive market median data and ranges are established to allow the Company’s salary levels to be managed between 80% and 120% of such “mid-point.”

The Company has an annual individual performance evaluation program.  The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development.   An overall score is developed for each individual from these evaluations and is an important element in determining annual adjustments to base salaries.  The Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance.  Prior to approving base salary adjustments for each executive, the Committee considers the individual performance evaluation, level of responsibility for the position, an individual’s current base salary in relation to “mid-point” and industry competition for executive talent.

Annual Incentive Compensation

The Management Incentive Program (“MIP”) is used to determine the annual incentive compensation to be paid to key managers of the Company, including executives.  The objective of the program is to promote the Company’s goal of increasing shareholder value.  The Company believes that shareholder value is driven by improvements in operating profit greater than the cost of the capital utilized to generate those profits.  Operating profit less the associated capital cost is referred to as “economic value added”.  Accordingly, the MIP is intended to motivate management to maintain and, more importantly, achieve higher levels of economic value added.

Additionally, it is the Committee’s belief that the long-term interests of shareholders are best served by achieving the highest possible levels of employee and customer satisfaction.  While it may be possible to improve economic value added in the short term, some actions may not be in the long-term best interests of employee or customer satisfaction.  Therefore, the MIP has been designed with deferral provisions to ensure management is motivated to generate higher levels of economic value added over the short-term, while at the same time continuing to promote shareholder value creation over the long-term.  This deferral feature subjects a portion of current awards to forfeiture if future performance standards are not met.

Designated managers within each of the Company’s business segments participate in an incentive pool for their respective business segment.  These incentive pools are calculated based on the economic value added of each individual business segment.  Corporate executives participate in a separate incentive pool based on the consolidated economic value added performance of the Company as a whole.  The size of the incentive pools for fiscal 2008 were determined based upon economic value added performance as follows:

Absolute value added:	One percent of the unit’s pre-tax economic value added, which is defined as the unit’s operating profit less cost of capital (20% times net controllable assets).

Incremental economic
value added:	20% of the unit’s increase in economic value added over the average of the absolute EVA of the unit for the preceding two years.

In the case of the corporate executive incentive pool, the calculation is based on the Company’s after-tax consolidated net income, with cost of capital determined on an after-tax rate of 12%.  The incentive pool calculation percentages are adjusted to obtain the pre-tax equivalent of 1% and 20%, respectively, for the absolute value added and incremental economic value added components.  An illustration of how the corporate incentive pool was calculated for fiscal year 2008 is summarized in the table below:

		Pre-tax			Incentive
	Amount	Equivalent			Pool
	(000’s)				(000’s)
Adjusted FY 2008 consolidated net income	$77,012
Calculated FY 2008 cost of capital	(61,613)
FY 2008 economic value added	15,399	÷ 60%	X	1%	$257
Average economic value added for FY 2007 and FY 2008	11,816
Incremental economic value added	$3,583	÷ 60%	X	20%	1,194
					$1,451

The distribution of the incentive pools to participants is determined by the performance of each individual relative to the performance of the unit as a whole.  The incentive pool of each unit is divided among the participants based on each participant’s target incentive amount and relative performance in achieving overall unit results.  The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and comparable industry data for that position as provided to the Company by the external consultant.  Individual target opportunities are generally aligned with the market 75th percentile.  Relative performance is generally determined by the executive’s achievement of quantifiable goals established at the beginning of each fiscal year.  Each MIP participant develops personal goals, which are subject to review and approval by the Division President or Chief Executive Officer, as appropriate.  The personal goals of the Chief Executive Officer are reviewed and approved by the Compensation Committee.  These goals are generally strategic objectives related to accomplishing the business plan for the fiscal year. The Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals, however, actual adjustments were not significant in fiscal 2008.

Accordingly, a participant’s earned incentive award will equal:

The participant’s target incentive ÷ total target incentives of all unit participants x the unit pool x the participant’s relative performance factor.

Target incentive awards for the Chief Executive Officer and other named executives are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%
S.F. Nicola	70%
J.P. Doyle	50%
P.F. Rahill	40%
F.J. Schwarz	N/A*

* Mr. F.J. Schwarz is subject to an employment agreement under which his annual bonus is determined on the operating performance of his business unit.

For fiscal 2008, the maximum incentive award that could be earned was limited to two times the target award.  Payment of the incentive award following the end of the year in which it is earned and credited is limited to an amount equal to 125% of the target incentive amount.  The remainder (if any) of the participant’s incentive award (any amount above target) will be assigned as “deferred credits” and distributed in two equal installments following the close of the subsequent two fiscal years, subject to the following:
▪	The participant must remain an active employee of the Company (except in limited circumstances).
▪
If an active participant’s calculated incentive amount is negative in either of the two following years, there will be a corresponding decrease in the participant’s deferred credits assigned to such year.

Payment of deferred amounts may be subject to further deferral by the Company under the deferred compensation provisions of the MIP to ensure compliance with Section 162(m) of the Internal Revenue Code.

The short-term incentive plan formula requires management to generate increasing levels of economic value added each year and is not based on budgets developed by management.  Therefore, it is highly possible that incentive pools in a given year or over multiple years could yield less than target payouts or even no payouts without significant improvement in operating performance at the corporate or business segment level.  Also, as noted above, the plans deferral feature provides a distinct risk of forfeiture of a portion of awards previously earned should future performance fall below the Company’s or a business segments cost of capital.  Over the past several years, certain business segment executives have forfeited awards previously earned as a result of this feature.

Under the MIP, the Committee has the discretion to adjust for the recovery of previously paid awards, where appropriate, if financial results are restated or adjusted in future periods.

Plan formulas for the Corporate and other business unit pools are reviewed annually to develop bonus pools that are reasonable and aligned with expected performance.  For fiscal year 2009, there will be no limits to the amount of incentive pools that can be generated.  In addition, the plan formula was recalibrated for the Bronze Division (to 0.25% of the absolute economic value added and 10% of the improvement in economic value added) to account for changes in the business, participation and compensation levels.  The Company has also modified the plan and has presented the plan for shareholder approval in order to preserve the deductibility of plan awards under IRC 162(m).

Long-Term Incentive Compensation

Long-Term Incentive Compensation is provided to key managers and executives under the Company’s 2007 Equity Incentive Plan, as amended (“Equity Incentive Plan”).  Prior to 2008, long-term incentive compensation was administered under the 1992 Stock Incentive Plan.  Upon shareholder approval of the Equity Incentive Plan in February 2008, no further awards have been or will be granted under the 1992 Stock Incentive Plan.

The Equity Incentive Plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders.  The Equity Incentive Plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s Common Stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the Equity Incentive Plan, equity grants can be made in the form of:
▪	Stock options,
▪	Restricted share awards,
▪	Restricted stock units,
▪	Performance units,
▪	Stock appreciation rights, and
▪	Other stock-based awards.

Prior to fiscal 2008, equity grants were predominantly in the form of performance-vesting stock options.  In fiscal 2008, the Company issued restricted shares with time and performance-vesting provisions.  Stock appreciation rights were never issued under the 1992 Stock Incentive Plan.

The Committee considers growth in stock price as the best means of measuring shareholder value creation over the long-term.  For this reason, the Committee believes that the use of stock-based compensation has provided a strong link to meeting this objective.  In keeping with the Committee’s philosophy of providing rigorous performance-based incentives, the restricted shares awarded in fiscal 2008 generally contained performance-vesting provisions for one-half of the shares granted such that vesting occurs in one-third increments upon the attainment of 10%, 25% and 40% appreciation, respectively, in the market value of the Company’s Common Stock.  Further, in order to enhance the Company’s retention objectives and build ownership among our executive team, the remaining one-half of the restricted shares were granted with a time-vesting feature in which all such shares vest three years from the grant date.

Every year, the Committee determines individual grant levels through consultation with its external compensation advisor.  The Committee is provided grant guidelines, which provide recommended grant award ranges based on current market thresholds.  The recommended ranges provide a minimum, maximum and target grant award for each position / salary level. The grant ranges are developed such that the minimum of the range aligns with the market 50th percentile, the maximum of the range aligns with the market 75th percentile and the target level in the range represents the average of the market 50th and 75th percentile opportunity.  The Committee has chosen this approach in order to align with its philosophy of providing modestly above market variable compensation opportunities.  Actual grants within this range are determined based on the individual performance assessments of each executive during the past fiscal year.

Grant recommendations are developed using a binomial option pricing model based on the fair market value of the Company’s Common Stock on the dates of grant.  Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions.  The Company does not time the release of material non-public information around the granting of equity compensation awards.

Outstanding unvested stock options and restricted shares may also vest under certain change in control circumstances.  Performance-based restricted shares expire on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.  Stock options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team.  The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	5 times base salary
Chief Financial Officer; Group Presidents	4 times base salary
Division Presidents; Corporate Controller	3 times base salary
HR Director; Legal Counsel; Managers directly reporting to Division Presidents	2 times base salary
Other managers eligible for equity compensation and other MIP participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met. Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.

Retirement Benefits

Retirement benefits are generally provided to executives under the Company’s principal retirement plan and in some cases, a supplemental retirement plan.  The purpose of both of these plans is to provide post-retirement compensation and stability to executives.  The Committee’s goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in the Company’s supplemental retirement plan.  To be eligible for participation, the individual must be an executive officer of the Company as designated by the Board of Directors annually and meet certain length of service requirements as a designated executive officer and in total with the Company.  Of the named executives, Mr. Bartolacci, Mr. Nicola and Mr. Rahill are participants in the supplemental retirement plan.  Unlike the principal retirement plan, the supplemental plan is an unsecured obligation of the company and is not a tax-qualified plan.  Funding for the supplemental retirement plan is provided through a non-revocable trust arrangement.  The supplemental retirement plan is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates.  In addition, the supplemental retirement plan serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

Other Compensation

The Company generally provides all domestic employees with the following:
▪	401(k) plan,
▪	Employee stock purchase plan,
▪	Health and dental coverage,
▪	Company-paid term life insurance,
▪	Disability insurance,
▪	Educational assistance, and
▪	Paid time off (vacations and holidays)

These benefits are designed to be competitive with overall market practices.  Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy.  These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle leased by the Company and, in certain circumstances, club dues and financial counseling and tax preparation services.

Employment and Severance Agreements

Except for Mr. Schwarz, none of the named executives have employment, severance or change-of-control agreements.  Mr. Schwarz’s employment contract was effective as of March 10, 2005 and expires on February 28, 2010, and provides for annual salary, participation in a bonus plan based upon the performance of his business unit, and certain non-competition agreements.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based.  Certain of the provisions in the Equity Incentive Plan are intended to cause grants of performance-based stock compensation under such plan to be eligible for this exception (so that compensation related to the vesting or exercise of such shares should be deductible under the Code).  Payments of cash compensation to executives (including annual incentive compensation awards under the MIP) and outstanding grants of restricted shares under the 1992 Stock Incentive Plan are not at present eligible for this performance-based exception.  The Committee has requested shareholder approval of the 2008 Management Incentive Plan which is designed to permit awards under this plan to be eligible for the performance-based exception.  The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program.  Compensation paid to the named executives has not exceeded $1 million in any taxable year.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2008 and 2007 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers at September 30, 2008.  These individuals are sometimes referred to in this Proxy Statement as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Plan Compen-sation (6)	All Other Compen-sation (7)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2008 2007	$494,731 465,731	- -	$647,778 -	$751,293 818,533	$690,462 532,054	- $348,118	$19,395 17,351	$2,603,659 2,181,787
Steven F. Nicola Chief Financial Officer, Secretary and Treasurer	2008 2007	304,454 285,469	- -	270,932 -	446,900 518,394	296,487 243,603	- 75,557	11,034 13,672	1,329,807 1,136,695
James P. Doyle Group President, Memorialization	2008	290,237	-	134,532	70,253	176,517	8,643	42,392	722,574
Paul F. Rahill President, Cremation Division	2008 2007	188,350 179,896	- -	61,660 -	74,785 94,022	241,149 171,336	23,563 11,057	4,309 8,171	593,816 464,482
Franz J. Schwarz (8) President, Graphics Europe	2008 2007	364,073 305,704	$172,562 153,729	- -	32,484 32,484	- -	- -	20,455 14,143	589,574 506,060

(1)	For the fiscal years ended September 30, 2008 and 2007.
(2)	Amount is determined based upon the operating performance of Mr. Schwarz’s business unit in accordance with the provisions of an employment agreement.
(3)
Amounts in this column reflect the expense recognized for financial reporting purposes for fiscal 2008, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123(R)”), with respect to awards of restricted shares of the Company’s Common Stock made during fiscal 2008; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  For details of individual grants of restricted shares during fiscal 2008, see the Grants of Plan-Based Awards table below.  There were no forfeitures of restricted shares by any of the named executive officers during fiscal 2008.  The assumptions on which this valuation is based are set forth in Note 8 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 25, 2008.

(4)
Amounts in this column reflect the expense recognized for financial reporting purposes for fiscal 2008 and 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123(R)”), with respect to awards of options on the Company’s Common Stock, which may include option awards made during fiscal 2007 or earlier; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of stock options by any of the named executive officers during fiscal 2008 or 2007.  The assumptions on which this valuation is based are set forth in Note 8 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 25, 2008.

(5)
The amounts shown in this column reflect amounts earned and paid under the Management Incentive Plan.  For a full explanation of the operation of the Management Incentive Plan, refer to the narrative disclosure above and the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement.  The amounts included in the Summary Compensation Table above include the following:

Name	Year	Amount Paid Under Current Year’s Award	Deferred Credits Under Awards made in Prior Years, Earned in the Current Year’s Award	Earnings on Deferred Credits	Total
J.C. Bartolacci	2008 2007	$627,500 475,000	$57,730 49,159	$5,232 7,895	$690,462 532,054
S.F. Nicola	2008 2007	271,250 173,640	21,104 61,009	4,133 8,954	296,487 243,603
J.P. Doyle	2008	176,517	-	-	176,517
P.F. Rahill	2008 2007	95,400 63,595	134,097 100,232	11,652 7,509	241,149 171,336

(6)
The amount shown in this column for each of the named executive officers is the increase in the actuarial presentvalue of the accumulated benefits under all defined benefit plans for the years ended September 30, 2008 and2007.  For additional information regarding defined benefit pension plans, see the Pension Benefits table below.  Mr. Schwarz does not participate in the Company’s defined benefit pension plans.

(7)
Amounts represent one or more of the following:  premiums for officer’s life insurance, incremental premiums for long-term disability insurance, club dues, the value for personal use of Company leased vehicles, matching contributions to the Company’s 401(k) Plan and, for Mr. Doyle, relocation reimbursement.

(8)	Mr. Schwarz is compensated in Euros. The dollar value of his compensation is calculated using the average value of the Euro against the U.S. dollar during fiscal 2008 and 2007.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2008.

Grants of Plan-Based Awards Table

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (6)
		Threshold ($)	Target ($) (2)	Maximum ($) (3)	Threshold (#)	Target (# ) (4)	Maximum (#)
J.C. Bartolacci	12/05/07					5,800					$222,082
	12/05/07					5,800					190,936
	12/05/07					5,800					162,168
	12/05/07							17,400			764,556
	11/12/07		$502,000	$1,004,000
S.F. Nicola	11/12/07					2,417					92,740
	11/12/07					2,417					80,559
	11/12/07					2,416					68,904
	11/12/07							7,250			316,934
	11/12/07		217,000	434,000
J.P. Doyle	11/12/07					1,200					46,044
	11/12/07					1,200					39,996
	11/12/07					1,200					34,224
	11/12/07							3,600			157,374
	11/12/07		147,004	294,008
P.F. Rahill	11/12/07					550					21,104
	11/12/07					550					18,332
	11/12/07					550					15,686
	11/12/07							1,650			72,130
	11/12/07		76,320	152,640
F.J. Schwarz		NA	NA	NA		NA		NA		NA	NA

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors, or a subcommittee thereof, (the “Committee”) met to approve them.
(2)
Amounts represent target payouts under the Company’s Management Incentive Program (“MIP”).  The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage.  The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 50% for Mr. Doyle and 40% for Mr. Rahill.  Mr. Schwarz does not participate in the MIP.

(3)
In fiscal 2008, the maximum incentive award that could be earned was two times the target award.  Payment of the incentive award following the end of the year in which it is earned and credited is limited to an amount equal to 125% of the target incentive amount.  The remainder (if any) of the participant’s incentive award will be assigned as “deferred credits” and distributed in two equal installments following the close of the subsequent two fiscal years, subject to the following:

.	The participant must remain an active employee of the Company (except in limited circumstances).
.
If an active participant's calculated incentive amount is negative in either of the two corresponding following years, there will be a decrease in the participants deferred credits assigned to such year.

For a full explanation of the operation of the MIP, refer to the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement.
(4)
Amounts represent the number of shares of restricted stock granted pursuant to the 1992 Stock Incentive Plan that vest upon certain performance criteria.  Performance-based restricted shares were granted such that vesting occurs in one-third increments upon the attainment of 10%, 25% and 40% appreciation, respectively, in the market value of the Company’s Common Stock.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited if the performance vesting criteria have not been met on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 1992 Stock Incentive Plan, refer to the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement.

(5)
Amounts represent the number of shares of restricted stock granted pursuant to the 1992 Stock Incentive Plan that fully vest on the third anniversary of the grant date.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 1992 Stock Incentive Plan, refer to the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement.

(6)
Grant date fair values are developed using a Binomial option pricing model based on the fair market value of the Company’s common stock on the dates of grant.  The assumptions on which this valuation is based are set forth in Note 8 to the audited financial statements included in Matthews International Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 25, 2008.

The following table sets forth information concerning the fiscal 2008 year-end value of unexercised options and unearned restricted shares for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
J.C. Bartolacci	0	13,333	(6)	0		$28.58	12/15/2013
	0	16,667	(7)	16,666	(7)	$36.03	11/16/2014
	0	53,334	(8)	26,666	(8)	$37.29	11/16/2015
	0	34,167	(9)	68,333	(9)	$40.56	11/15/2016
								17,400	$882,876	11,600	$588,584
S.F. Nicola	17,500	0		0		$21.81	12/19/2012
	26,667	13,333	(6)	0		$28.58	12/15/2013
	14,000	14,000	(7)	14,000	(7)	$36.03	11/16/2014
	0	36,667	(8)	18,333	(8)	$37.29	11/16/2015
	0	14,667	(9)	29,333	(9)	$40.56	11/15/2016
								7,250	367,865	4,833	245,243
J.P. Doyle	0	6,667	(10)	13,333	(10)	$41.24	01/18/2017
								3,600	182,664	2,400	121,776
P.F. Rahill	0	3,333	(6)	0		$28.58	12/15/2013
	0	2,667	(7)	2,666	(7)	$36.03	11/16/2014
	0	5,334	(8)	2,666	(8)	$37.29	11/16/2015
	0	2,334	(9)	4,666	(9)	$40.56	11/15/2016
								1,650	83,721	1,100	55,814
F.J. Schwarz	0	6,667	(8)	3,333	(8)	$37.29	11/16/2015
								-	-	-	-

(1)	Represents options that have met performance vesting thresholds, but have not met time vesting thresholds as of September 30, 2008 (unvested options).
(2)	Represents options that have not met performance vesting thresholds as of September 30, 2008 (unearned options).
(3)	Represents restricted shares that will be earned and fully vested on November 12, 2010.
(4)
Represents the value of all unvested restricted shares as of September 30, 2008.  The value is computed by multiplying all unvested restricted shares by the $50.74, the closing price of the Company’s common stock on September 30, 2008.

(5)
Represents restricted shares that will be earned and vested 50% upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($43.72) for ten consecutive trading days and 50% upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock ($43.72) for ten consecutive trading days.

(6)	The unvested portion of this option grant will fully vest on December 15, 2008.
(7)
The unvested portion of this option will fully vest on November 16, 2008.  The unearned portion of this option grant will be earned and vested on the later to occur of November 16, 2009 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(8)
The unvested portion of this option grant will be earned and vested 50% on November 16, 2008 and 50% on November 16, 2009.  The unearned portion of this option grant will be earned and vested on the later to occur of November 16, 2010 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(9)
The unvested portion of this option will fully vest on November 16, 2009.  The unearned portion of this option grant will be earned and vested 50% upon the later to occur of November 16, 2010 and the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days, and 50% upon the later to occur of November 16, 2011 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(10)
The unvested portion of this option will fully vest on January 18, 2010.  The unearned portion of this option grant will be earned and vested 50% upon the later to occur of January 18, 2011 and the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days, and 50% upon the later to occur of January 18, 2012 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

The following table provides information on the exercise of stock options and vesting of restricted shares for each of the named executive officers during fiscal 2008.

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.C. Bartolacci	43,333	$ 904,935	5,800	$291,537
S.F. Nicola	47,000	1,581,036	2,417	121,491
J.P. Doyle	-	-	1,200	60,318
P.F. Rahill	16,000	340,666	550	27,646
F.J. Schwarz	-	-	-	-

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35 years).  The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors.  Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years).  Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan vest based upon the attainment of certain levels of qualified and total continuous service.  The Company has established a non-revocable trust to fund the Supplemental Retirement Plan, and a provision has been made on the Company's books for the actuarially computed obligation.

The table below sets forth the number of years of credited service and the present value at September 30, 2008 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	10	$ 71,218	-
	Matthews International Corporation Supplemental Retirement Plan	11	437,929	-
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	15	97,484	-
	Matthews International Corporation Supplemental Retirement Plan	16	277,390	-
J.P. Doyle	Matthews International Corporation Employees Retirement Plan	1	8,643	-
P.F. Rahill	Matthews International Corporation Employees Retirement Plan	5	32,081	-
	Matthews International Corporation Supplemental Retirement Plan	10	13,214	-
F.J. Schwarz (3)	Not Applicable	NA	NA	NA

(1)
Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service.  Years of credited service for the Matthews International Corporation Supplemental Retirement Plan begin on the initial date of service.

(2)
The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 25, 2008.

(3)	Mr. Schwarz does not participate in the Company’s retirement plans.

The Company provides a 401(k) Plan covering substantially all employees of the Company.  Participants may make pre-tax contributions to their account of 1% up to 60% of their annual compensation.  The Company makes matching contributions to each participant at a rate of 50% of participants’ deferrals up to 1% their annual compensation.  Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on September 30, 2008: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; and (7) a change in control of the Company takes place.

Stock Options.  Under the terms of the existing stock option grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unexercised stock options are cancelled at the time of termination.  In the event of retirement or voluntary termination with the Company’s consent, unvested options granted prior to November 2005 continue to time and performance vest for a period of two years following termination and options granted in fiscal 2006 and 2007 continue to performance vest only for a period of two years following termination.  In the event of death or termination due to permanent disability, all outstanding options are exercisable in full.  In the event of a change in control of the Company, as defined in the Company’s 1992 Stock Incentive Plan, all outstanding stock options become immediately exercisable.

Restricted Stock.  Under the terms of the existing restricted stock grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares are cancelled at the time of termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares become immediately vested.  In the event of a change in control of the Company, as defined in the Company’s 1992 Stock Incentive Plan, all unvested restricted shares become immediately exercisable.

Supplemental Retirement Plan.  Upon a change in control of the Company, as defined in the Supplemental Retirement Plan, participants accrue five additional years of credited service under the Supplemental Retirement Plan.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change of control, assuming termination would have occurred as of September 30, 2008.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (3) (4)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (2) (3) (4)	Retirement (1) (3) (4)	Change in Control (2) (5) (6)
J.C. Bartolacci	Stock Options	$0	$1,606,381	$0	$0	$2,906.384	$1,606,381	$2,906,384
	Performance-based Restricted Shares	0	0	0	0	0	0	588,584
	Time-based Restricted Shares	0	882,876	0	0	882,876	882,876	882,876
	Supplemental Retirement Plan	0	0	0	0	0	0	381,944

S.F. Nicola	Stock Options	0	1,144,274	0	0	1,895,711	1,144,274	1,895,711
	Performance-based Restricted Shares	0	0	0	0	0	0	245,243
	Time-based Restricted Shares	0	367,865	0	0	367,865	367,865	367,865
	Supplemental Retirement Plan	0	0	0	0	0	0	161,249

J.P. Doyle	Stock Options	0	63,337	0	0	190,000	63,337	190,000
	Performance-based Restricted Shares	0	0	0	0	0	0	121,776
	Time-based Restricted Shares	0	182,664	0	0	182,664	182,664	182,664
	Supplemental Retirement Plan	0	0	0	0	0	0	0

P.F. Rahill	Stock Options	0	208,662	0	0	331,286	208,662	331,286
	Performance-based Restricted Shares	0	0	0	0	0	0	55,814
	Time-based Restricted Shares	0	83,721	0	0	83,721	83,721	83,721
	Supplemental Retirement Plan	0	0	0	0	0	0	126,325

F.J. Schwarz	Stock Options	0	89,704	0	0	134,550	89,704	134,550
	Performance-based Restricted Shares	NA	NA	NA	NA	NA	NA	NA
	Time-based Restricted Shares	NA	NA	NA	NA	NA	NA	NA
	Supplemental Retirement Plan	NA	NA	NA	NA	NA	NA	NA
	Severance (7)	0	0	825,645	0	341,646	341,646	825,645

(1)
The stock option value represents the value of unvested stock options as of September 30, 2008 that had met performance vesting criteria as of that date and would meet time vesting criteria or before September 30, 2010 (two-year anniversary of assumed termination date of September 30, 2008) (the “assumed vested options”).  For this purpose, if the performance vesting threshold was less than $50.74, the closing price of the Company’s common stock on the last trading day of fiscal 2008, the option was considered to be performance vested. The value of the options is computed by multiplying the number of assumed vested options by the difference between the option exercise price and $50.74.

(2)
The stock option value represents the value of all unvested stock options as of September 30, 2008.  The value is computed by multiplying all unvested options by the difference between the option exercise price and $50.74, the closing price of the Company’s common stock on the last trading day of fiscal 2008.

(3)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2008 that had not met performance vesting criteria as of that date, but which for which the performance vesting threshold was less than $50.74, the closing price of the Company’s common stock on the last trading day of fiscal 2008.  At September 30, 2008, no performance-based restricted shares had a performance vesting threshold less than $50.74.

(4)
The time-based restricted share value represents the value of unvested restricted shares as of September 30, 2008 that would vest upon termination as of September 30, 2008 (the “assumed vested shares”).  The value of the restricted shares is computed by multiplying the number of assumed vested shares by $50.74, the closing price of the Company’s common stock on the last trading day of fiscal 2008.

(5)
The performance-based and time-based restricted share value represents the value of all unvested restricted shares as of September 30, 2008. The value is computed by multiplying all unvested restricted shares $50.74, the closing price of the Company’s common stock on the last trading day of fiscal 2008.

(6)
The incremental value of the Supplemental Retirement Plan represents the increase in the accumulated benefit obligation resulting from an additional 5 years of vested service for eligible participants.

(7)
Represents amounts payable to Mr. Schwarz upon termination under the terms of an employment contract, effective March 10, 2005, which expires on February 28, 2010.  Mr. Schwarz is compensated in Euros.  The dollar values included in the table above are calculated using the value of the Euro against the U.S. dollar on September 30, 2008.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three independent Directors.  The Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "Communication With Audit Committees", SAS No. 90, "Audit Committee Communications", and such other matters as are required to be discussed under the standards of the Public Company Accounting and Oversight Board.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions With Audit Committees," and the Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits.  The Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Committee’s discussions referred to above and the Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2008, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

R.G. Neubert, Chairman
M. Schlatter
J.D. Turner

December 16, 2008

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since 1983.   PwC periodically changes the personnel assigned to the annual audit engagements.  In addition to performing the audit of the Company's consolidated financial statements, PwC provided fees for services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2008 and 2007.  The aggregate fees (including out-of-pocket expenses) billed for fiscal 2008 and 2007 for each of the following categories of services are set forth below.

	2008	2007

Audit fees (includes audits and reviews of the
Company’s fiscal 2008 and 2007 financial statements)	$964,891	$788,768

Audit-related fees (primarily acquisition-related work)	247,111	14,323

Tax fees (primarily tax planning work)	393,892	49,045

All other fees	8,000	-

All services provided by PwC for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly financial reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements.  Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman’s approval prior to proceeding with the engagement.  Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes, by individual project, total estimated fees, actual fees incurred to date and an estimate of fees to complete each project.  The Audit Committee has also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

CERTAIN TRANSACTIONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors.  Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Conduct, and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

During fiscal 2008, the son of Franz J. Schwarz owned a 20% interest in S+T Gesellschaft fur Reprotechnik GmbH (“S+T GmbH”), a German graphics business in which the Company owns an 80% interest.  During fiscal 2008, S+T GmbH paid distributions to Mr. Schwarz’s son of $1,565,662, representing dividends in connection with his ownership interest.  On September 30, 2008, the Company acquired the remaining 20% interest in S+T GmbH from Mr. Schwarz’s son for $6,825,582.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and representations from reporting persons that no Forms 5 were required, C. Michael Dempe, Chief Operating Officer of Cloverleaf Group, Inc., filed a Form 3 on December 4, 2007 for an event occurring on September 1, 2007 and one Form 4 on January 4, 2008 reporting one transaction dated November 12, 2007.  John P. O’Leary, Jr., a Director, filed a Form 4 on September 30, 2008 reporting the gifting of shares of the Company’s Common Stock that occurred on various dates in fiscal 2006, 2007 and 2008.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2010 Annual Meeting of Shareholders.  To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 23, 2009.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09.  This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 4, 2009 for the Company's Annual Meeting in 2010.  Any shareholder proposal received by the Secretary of the Company after December 4, 2009 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Investor Services LLC.  A copy of the Company's Annual Report for 2008 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                           By Order of The Board of Directors

                                           Steven F. Nicola
                                           Corporate Secretary

Exhibit A

MATTHEWS INTERNATIONAL CORPORATION

2008 MANAGEMENT INCENTIVE PLAN

SECTION 1

Purpose; Definitions

1.1           Purpose.  The purposes of the 2008 Management Incentive Plan (the “Plan”) are to provide an annual cash incentive to encourage eligible employees of Matthews International Corporation (the “Corporation”) and its Subsidiaries to increase their efforts to make the Corporation and each Subsidiary more successful, and to increase shareholder value and to align their interest with that of the shareholders of the Corporation.  Shareholders of the Corporation expect above average returns on their investments primarily through increases in the price of the Corporation’s stock.  The Corporation’s stock price is, in turn, driven in part by improvements in operating profit greater than the cost of the capital used to generate those profits.  Operating profit less associated capital cost is referred to as Economic Value Added.  The Plan is intended to motivate eligible employees to maintain and, most importantly, achieve higher levels of Economic Value Added.  The long-term interests of shareholders are best served by achieving the highest possible levels of employee and customer satisfaction.  While it may be possible to improve Economic Value Added in the short term by neglecting employee or customer satisfaction, this cannot be a long-term successful strategy and, therefore, eligible employees must generate higher levels of Economic Value Added while at the same time continuing to promote both employee and customer satisfaction.  The Plan is intended to also promote this goal.  Awards to Covered Employees are intended to qualify as “performance-based” compensation that is tax deductible without limitation under Section 162(m) of the Code and all provisions of the Plan shall be construed consistent with this intention.  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy such standards of Section 162(m) of the Code shall be disregarded.

1.2 Certain Definitions.  In addition to terms defined herein in the first place where they are used, the following terms are defined as set forth below:

(a) “Allocable Award” means the portion of a Business Unit pool allocable to a Participant under Section 4.3;

(b) “Award” means a right granted by the Committee under the Plan to an eligible employee to participate in a pool for a Business Unit;

(c)           “Board” means the Board of Directors of the Corporation;

(d)           “Business Unit” means a unit of the Corporation and/or one of its Subsidiaries as designated by the Committee and may include divisions (e.g., Bronze or Casket) or Corporate;

(e)           “Chief Executive Officer” means the Chief Executive Officer of the Corporation;

(f) “Code” means the Internal Revenue Code of 1986, as amended;

(g) “Corporate” means the overall corporate executive management personnel of the Corporation and its Subsidiaries;

(h) “Covered Employee” means covered employee as defined in Section 162(m)(3) of the Code;

(i) “Deferred Credits” means the remainder of an Allocable Award (if any) as further described in Section 4.5(a)(ii);

(j) “Economic Value Added” means operating profit less cost of capital (as determined by the Committee at the time of an Award), except that in the case of Corporate, it means after-tax net income less the cost of equity capital (as determined by the Committee at the time of an Award) and the calculation shall include all assets (including cash) less non-interest bearing current liabilities;

(k)           “Fiscal Year” means the fiscal year of the Corporation, which currently is October 1 – September 30;

(l)           “Former Active Participant” means a Participant who was an active Participant in the Plan immediately prior to the Participant’s termination of employment with the Corporation or any Subsidiary (i) by mutual agreement of the Corporation and the Participant, (ii) involuntary but not for cause, or (iii) by retirement in accordance with the retirement policies of the Corporation or a Subsidiary.

(m)           “Participant” means an eligible employee to whom the Committee has granted an Award under the Plan;

(n)           “Section 11 Event” means a Section 11 Event as defined in the Corporation’s 2007 Equity Incentive Plan, as amended from time to time, or similar change of control provisions in any successor plan adopted by the Corporation in lieu of the 2007 Equity Incentive Plan; and

(o)           “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity in an unbroken chain of entities beginning with the Corporation if each of the entities other than the last entity in the unbroken chain owns an equity interest possessing at least fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in the chain.

SECTION 2

Administration

2.1.           Committee.  The Plan shall be administered by a Committee (the “Committee”) appointed by the Board and consisting of not less than two members of the Board, who, at the time of their appointment to the Committee and at all times during their service as members of the Committee, are “outside directors” under Section 162(m)(4)(C) of the Code or any successor provision.  The Committee shall have plenary authority to interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan.  Without limitation of the foregoing, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(a) To select the employees who are eligible to participate in the Plan and be granted an Award, after considering the recommendations of the management of the divisions of the Corporation and its Subsidiaries and the Chief Executive Officer;

(b) To determine the respective Business Units for which separate incentive pools will be established under the Plan;

(c) To determine the base level of positions in each Business Unit necessary for participation in the Plan;

(d) To determine the percentages of Economic Value Added and of any increase in Economic Value Added for purposes of determining the size of the pool for each Business Unit, which may but need not vary by Business Unit;

(e) To decrease the payment to be made to a Participant in the Plan based on the relative performance of the Participant, in the Committee’s discretion;

(f) To determine other terms and conditions of each Award made hereunder, based on such factors as the Committee shall determine;

(g) To modify, amend or adjust the terms and conditions of any Award;

(h) To adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(i) To interpret the terms, provisions and conditions of the Plan and any Award under the Plan;

(j) To decide all other matters that must be determined in connection with an Award, including but not limited to determining the Economic Value Added with respect to any Business Unit and certifying in writing compliance with the performance goals and any other material terms of the Award; and

(k) To otherwise administer the Plan.

In determining any Award to be made to any eligible employee, the Committee shall consider the position and the responsibilities of the employee being considered, the nature and value to the Corporation or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Committee may deem relevant.  The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officers of the Corporation or committee of officers of the Corporation selected by it, except with respect to Awards to any Covered Employees to the extent such responsibilities and powers must be exercised by the Committee for Awards to qualify for the exemption for performance-based compensation under Section 162(m)(4)(C) of the Code.

2.2.           Committee Action.  The Committee shall keep records of action taken at its meetings.  A majority of the Committee shall constitute a quorum at any meeting and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

2.3           Committee Discretion.  Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such officer at the time of the Award or, unless in contravention of any express term of the Plan, at any time thereafter, provided, however, that the Committee may not make any determination which would increase the amount payable to a Covered Employee in violation of Treasury Regulation § 1.162-27(e)(2)(iii) or any successor regulation. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan may be made in their sole discretion (even if the Plan provision does not specifically so provide) and shall be final and binding on all persons, including the Corporation, any Participant and the employees eligible under the Plan.

2.4 Cancellation; Suspension; Clawback.  Any or all outstanding Awards granted to a Participant may, at any time between the date of grant and the third anniversary of any payment of all or any portion of such Awards, in the Committee’s or the Chief Executive Officer’s sole discretion and subject to such terms and conditions, if any, established by the Committee or the Chief Executive Officer, be cancelled, suspended, or required to be repaid to the Corporation if (a) payment of an Award was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a restatement by the Corporation, or (b) the Participant (whether during or after termination of employment with the Corporation and its Subsidiaries):

(i) Engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Corporation or any of its Subsidiaries;

(ii) Induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Corporation or any of its Subsidiaries to cease doing business with the Corporation or any of its Subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Corporation or any of its Subsidiaries;

(iii) Solicits any employee of the Corporation or any of its Subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Corporation or any of its Subsidiaries;

(iv) Makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Corporation or any of its Subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies); or

(v) Discloses, other than pursuant to the Participant’s employment with the Corporation or any Subsidiary, the Corporation’s or any of its Subsidiaries’ operating practices, product formulas, customer information, pricing formulas and/or technical know-how developed by the Corporation or any of its Subsidiaries, provided, however, that this sentence shall not apply following the occurrence of a Section 11 Event.  Whether there has been a restatement or a Participant has engaged in any such activities shall also be determined, in their sole discretion, by the Committee or the Chief Executive Officer, and any such determination by the Committee or the Chief Executive Officer shall be final and binding.

SECTION 3

Eligibility

Those managerial employees of the Corporation or any Subsidiary (including, but not limited to, Covered Employees) who are recommended by management of a division of the Corporation or any Subsidiary, approved by the Chief Executive Officer, and share responsibility for the management, growth or protection of the business of the Corporation or any Subsidiary shall be eligible to be considered for participation in the Plan.  Without limitation of the foregoing, the following employees of the Corporation or any Subsidiary are eligible to be considered for participation in the Plan:

(a) Presidents of divisions and the top sales/marketing, manufacturing and finance employee in each division; and

(b) Employees with a salary Hay point rating of “J” or higher only if the Committee determines they have a direct impact on profitability and exercise significant control over the assets of the Corporation or any Subsidiary.

At any time during a Fiscal Year, the Committee may select a new employee or a newly-promoted employee to participate in the Plan for that Fiscal Year, subject to Section 4.5(c) and subject to compliance with Section 162(m)(4)(C) of the Code and the regulations thereunder for any Covered Employee.  Notwithstanding an employee’s eligibility to be considered for participation in the Plan, an employee will not receive an Award unless the Committee grants an Award to that employee.

SECTION 4

Nature, Terms and Conditions of Awards

4.1 General.  Participants will participate in the Plan through their respective Business Units, as designated by the Committee.  At the discretion of the Committee, separate incentive monetary pools will be established annually based on the Fiscal Year (unless otherwise determined by the Committee) and the amount of each pool, if any, will be based upon the respective performance of each Business Unit to which the pool relates.  The size of each pool will be determined solely by the performance of the Business Unit in total.  A Business Unit pool may be negative.  A negative Business Unit pool may decrease future payments under the Plan pursuant to Section 4.5(a)(ii) but will not require a Participant to make any cash payment to the Corporation or any Subsidiary.  Each Participant’s share of the pool in which the Participant participates will be determined by the performance of such Participant relative to the performance of all Participants with respect to that pool, as specified in Section 4.3(b).

4.2 Amount of Each Pool.  The amount of each pool will be determined based on the Economic Value Added of each Business Unit.  Unless otherwise determined by the Committee, the Economic Value Added shall be measured annually based on the Fiscal Year of the Corporation.  Unless otherwise determined by the Committee, the amount of each pool for each Fiscal Year will be the sum of:

(a)                           Absolute Economic Value Added – Economic Value Added of the Business Unit times such percentage as established by the Committee for the current Fiscal Year; and

(b)                           Incremental Economic Value Added – (i) The Business Unit’s Economic Value Added for the current Fiscal Year less the average of the Business Unit’s absolute Economic Value Added for the immediately preceding two Fiscal Years, times (ii) such percentage as established by the Committee for the current Fiscal Year.

Notwithstanding the foregoing, the Committee may decrease the amount of a Business Unit pool that otherwise would be determined and paid under the preceding provisions of this Section 4.2 due to a reduced number of Participants in the pool from the number typically in the pool.  The Committee generally shall provide for such decrease at the time of grant of Awards relating to such Business Unit pool.  Such decrease may be facilitated in such manner as the Committee may determine, including but not limited to by deeming there to be additional Participants in the Business Unit pool for purposes of allocating the Business Unit pool under Section 4.3 or by percentage or dollar reduction of the Business Unit pool amount.

4.3	Allocation of Each Pool to the Participants.

(a)                 General Allocation.  Subject to reduction for a Participant’s relative performance as explained in Section 4.3(b) or for any Participant added during a Fiscal Year as explained in Section 4.5(c), the pool, if any, of each Business Unit will be allocated among the Participants based on their respective target incentives (including the target incentive of any Participant added during a Fiscal Year with respect to such pool) with each such Participant’s share being equal to:

    The participant’s target incentive
The total target incentives of all business unit participants at any time during the fiscal year  (even if a participant ceases being a participant during that fiscal year)
X	The amount of the business unit pool

Each Participant’s target incentive will be a dollar amount equal to a percentage of the Participant’s annual base salary, with such percentage based upon the Participant’s position with the Corporation or any Subsidiary and the comparable industry data for that position, as determined by the Committee based upon such sources on which the Committee determines to rely, provided, however, that the target incentive of any Participant added during a Fiscal  Year with respect to a pool shall be prorated as determined by the Committee.  Notwithstanding the foregoing, if any employee who otherwise would have been designated as a Participant in a Business Unit pool has a separate and individualized incentive plan or bonus arrangement with the Corporation or any Subsidiary, the amount of the Business Unit pool to be allocated under this Section 4.3 shall be reduced prior to the other computations set forth in this Section 4.3(a) by the greater of (i) the amount of the Business Unit pool which the employee would have received based upon the target incentive the employee would have had if the employee had been a Participant in the Business Unit pool (the “Hypothetical Target Incentive”) or (ii) any amount payable under such incentive plan or bonus arrangement.  The Committee shall designate any such employee and plans and arrangements and any Hypothetical Target Incentives at the time Awards are granted for a Business Unit pool.

(b)                 Relative Performance.  The amount of any Business Unit pool allocated to a Participant under Section 4.3(a) also may be further reduced (but not increased) based on the Participant’s relative performance in achieving overall results for the Business Unit.  Notwithstanding any other provision of the Plan, a reduction of the amount of any Business Unit pool allocated to a Participant pursuant to the immediately preceding sentence shall not result in an increase in the amount of such Business Unit Pool allocated to any other Participant.  Relative performance will be determined by the Participant’s achievement against quantifiable objectives set at the beginning of the Fiscal Year and may be further adjusted (i) in the case of Covered Employees, by the Committee’s subjective rating, (ii) in the case of a Division President, by the Chief Executive Officer’s subjective rating, and (iii) in the case of Participants other than the Division President or Covered Employees, by either the Division President’s or the Chief Executive Officer’s subjective rating.

(c)                 Extraordinary Events.  Notwithstanding the foregoing provisions of this Section 4.3, the determination of Economic Value Added and the amount otherwise allocable to a Participant from a Business Unit pool may be adjusted by the Committee, in its sole discretion, to take into account the effect of the following:  changes in accounting standards that may be required by the Financial Accounting Standards Board or, if applicable, the International Accounting Standards Board; extraordinary, unusual, non-recurring or infrequent items; acquisitions; divestitures; expenses for restructuring or productivity initiatives; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; the effect of corporate reorganizations or restructurings, spinoffs, or a sale of a Business Unit; and other items as the Committee determines to be required, so that the operating results of the Corporation or any Business Unit shall be computed on a comparative basis from Fiscal Year to Fiscal Year; in each case as those terms are interpreted under generally accepted accounting principles and provided in each case that the effect of such items is objectively determinable.  No such adjustment shall be made with respect to an Award to a Covered Employee if it would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.

(d)                 Maximum Payment/Cap.  Notwithstanding any other provision of the Plan, (i) the maximum amount which may be paid to any Covered Employee during any Fiscal Year pursuant to Awards under the Plan (including but not limited to with respect to Deferred Credits and interest thereon) is five million United States of America dollars (US $5,000,000), and (ii) the Committee may provide that the amount otherwise allocable to a Participant from a Business Unit pool as an Allocable Award be capped at any amount determined by the Committee.

4.4 Change of Control Events.  Notwithstanding any other provision of the Plan, upon the occurrence of a Section 11 Event (a) the Plan shall immediately terminate; (b) all Deferred Credits of active Participants and Former Active Participants will immediately become non-forfeitable without regard to the financial results of the current Fiscal Year or any following Fiscal Year; (c) the financial results of the current Fiscal Year to such date of termination shall be determined, the totals of the respective Business Unit pools for the current Fiscal Year shall be prorated based on such results, and each active Participant’s share of the current Fiscal Year’s prorated Allocable Award shall be determined by prorating such Participant’s individual goals for the current Fiscal Year; and (d) all such Deferred Credits and the current Fiscal Year prorated Allocable Award shall be paid to active Participants and Former Active Participants forthwith.

4.5 Payment of Allocable Share of Pool.

(a)	General.

(i)           Payment of the Allocable Award following the end of the Fiscal Year will be limited to an amount equal to a multiple of the Participant’s target incentive used in determining Participant’s allocable share of the Business Unit pool and will be made on such date determined by the Committee not later than March 15 of the calendar year following such Fiscal Year.  Such multiple, which can be equal to, less than or greater than 1, will be determined by the Committee at the time of an Award.

(ii) Subject to Section 4.5(a)(iii), the remainder of the Allocable Award (if any) will be assigned as Deferred Credits and paid in two equal installments following the close of the subsequent two Fiscal Years if the Participant is then either still employed and an active Participant in the Plan or is a Former Active Participant, subject to the following:  If, in such subsequent two Fiscal Years, the amount of the Business Unit pool to which the Deferred Credits are attributable is negative, (i) an active Participant with such Deferred Credits shall be a Participant in such negative Business Unit pool (even if the Participant is then participating in a different Business Unit pool from that in which the Deferred Credits assigned to such Fiscal Year arose), and (ii) there will be a corresponding decrease in such active Participant’s Deferred Credits assigned to such Fiscal Year.  Further, for the sole purpose of allocating a current negative amount of a Business Unit pool incentive among Participants in such Business Unit pool, a Former Active Participant will be considered, for such two following Fiscal Years, a member of the Business Unit pool in which such Participant participated immediately prior to termination of employment, so that, upon such a negative Allocable Award for a Former Active Participant in either or both of such two following Fiscal Years, there will be a corresponding decrease in such Former Active Participant’s Deferred Credits assigned to the Fiscal Year to which the current negative Business Unit pool relates.  Although the Deferred Credits assigned to a particular following Fiscal Year can decrease to zero, they cannot be negative nor be applied to reduce Deferred Credits assigned to the following Fiscal Year.  If, for any Fiscal Year, a Participant is a Participant in more than one Business Unit pool and a negative Allocable Award for the Participant results from a Business Unit pool, the negative Allocable Award from such Business Unit pool shall not be used to reduce a current Allocable Award or Deferred Credits from another Business Unit pool but only from the same Business Unit pool from which the negative Allocable Award results.

(iii)           If the amount of an Allocable Award to be credited in a future Fiscal Year is considered insubstantial by the Committee, then it may be distributed following the end of the Fiscal Year in which it was earned, provided, however, that, in the case of a Covered Employee, such distribution is permitted under Section 162(m)(4)(C) of the Code and the regulations thereunder.

(b) Interest.  Any credited amounts will earn interest at a rate set by the Committee (approximately equal to the rate earned by the Corporation on its cash investments) from the end of the Corporation’s Fiscal Year in which the amount is first credited or became an Allocable Award (including credited as a Deferred Credit) until the date of payment of the credited amount subject to the following exceptions:

(i)           Any payment of an amount which is not attributable to a Deferred Credit and any amount payable under Section 4.5(a)(iii), in each case which is made within three months after the end of the Corporation’s Fiscal Year for which the amount was first credited or earned, shall not earn interest;

(ii)           Any payment of an amount which is attributable to a Deferred Credit and is made within three months after the end of the Corporation’s Fiscal Year in which the amount was finally earned shall earn interest as follows:
A. Deferred Credits finally earned in the Fiscal Year immediately following the Fiscal Year for which the Deferred Credit was first credited shall earn interest for twelve (12) months; and

B. Deferred Credits finally earned in the second Fiscal Year following the Fiscal Year for which the Deferred Credit was first credited shall earn interest for twenty-four (24) months.

Interest earned under these provisions of the Plan shall be compounded on an annual basis.

(c) Proration; Forfeiture.  Notwithstanding any other provision of the Plan, an employee who was not a Participant for the entire Fiscal Year with respect to any given Business Unit pool will be subject to the following proration:

In the event of (i) a new Participant during a Fiscal Year, (ii) a Participant whose participation is withdrawn (i.e., transferred from management incentive to sales incentive or on a lease of absence), (iii) the involuntary termination of employment (other than for cause) of a Participant with the Corporation or a Subsidiary, or death, or mutually agreed to termination of employment of a Participant with the Corporation or a Subsidiary, or (iv) similar circumstances deemed to be appropriate by the Committee, the Participant’s otherwise Allocable Award for the current Fiscal Year will be reduced pro-rata, based upon those weeks or partial weeks that the employee is a Participant in the Plan.

In the event of voluntary termination of employment with the Corporation or a Subsidiary (prior to payment of any Allocable Award), or involuntary termination of employment with the Corporation or a Subsidiary for cause (prior to payment of any Allocable Award), all Allocable Awards not yet paid (including Deferred Credits, if any) shall thereupon be forfeited.  In determining the amount of an Award for a new Participant added in a Fiscal Year after Awards are generally made for that Fiscal Year, the Committee may make a reduction to take into account the portion of the Fiscal Year already elapsed, the performance achieved during such elapsed portion of the Fiscal Year, and such other considerations as the Committee may deem relevant.

(d) Section 162(m) of the Code.  Notwithstanding any other provision of the Plan, if for any reason the Committee reasonably anticipates that, if payment of all or any portion of an Award were made when otherwise scheduled such payment would not be deductible due to Section 162(m) of the Code, such payment may, in the Committee’s sole discretion, be deferred until such date selected by the Committee in the recipient Participant’s first taxable year in which the Corporation reasonably anticipates, or should reasonably anticipate, the payment could be made without the deduction of such payment being barred by the application of Section 162(m) of the Code, provided, however, that all scheduled payments to such Participant that could be delayed in accordance with Treasury Regulation §1.409A-2(b)(7)(i) and this Section 4.5(d) must also be delayed.

4.6. Establishment of Performance Goals.  The Committee shall establish in writing the performance conditions and goals of all Awards, including but not limited to its determinations under Section 4.2, at the time the Awards are granted, and in the case of any Covered Employee, no later than the earlier of (a) ninety (90) days after the commencement of the period of service to which the performance conditions and goals relate, or (b) the date on which twenty-five percent (25%) of such period of service has elapsed.

4.7. Certification of Satisfaction of Performance Goals.  Prior to the cash payment of any Allocable Award to any Covered Employee, the Committee shall certify in writing that the performance goals and any other material terms of the Award were in fact satisfied.  Such certification may be evidenced through approved minutes of the Committee meeting at which the certification is made.

SECTION 5

Effect of the Plan on the Rights of Employees and Employer

Neither the adoption or continuation of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any employee any right to be granted any Award under the Plan.  Nothing in the Plan, in any Award under the Plan or in any other document under the Plan shall be construed as a contract of employment between the Corporation or any Subsidiary and any employee or confer any right to any employee to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the rights of the Corporation or any Subsidiary to terminate the employment of any employee at any time (with or without cause) or adjust the compensation of any employee at any time.

SECTION 6

Amendment or Termination

The right to amend the Plan at any time and from time to time and the right to terminate the Plan are hereby specifically reserved to the Board; provided that no such amendment of the Plan shall, without shareholder approval (a) make any changes in the class of employees eligible to receive Awards under the Plan, (b) change the business criteria of Economic Value Added on which the performance goal of an Award is based, (c) change the maximum amount that may be paid or distributed to any Participant in any one Fiscal Year pursuant to Awards, or (d) be made to the extent such approval is needed for Awards to Covered Employees to qualify for the exemption for performance-based compensation under Section 162(m)(4)(C) of the Code.  No amendment or termination of the Plan shall, without the written consent of the holder of an Award under the Plan, adversely affect the rights of such holder with respect thereto.

SECTION 7

General Provisions

7.1           Additional Compensation Arrangements.  Nothing contained in the Plan shall prevent the Corporation or any Subsidiary from adopting other or additional compensation arrangements for its employees.

7.2           Tax Withholding.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Corporation (or, if applicable, a Subsidiary), or make arrangements satisfactory to the Corporation (or, if applicable, a Subsidiary) regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount, provided, however, that the Corporation (or, if applicable, a Subsidiary) may withhold any of such taxes from any payment to be made with respect to an Award under the Plan.  The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

7.3           Limitation of Liability.  The grant of any Award shall not:

(a)           Give a Participant any rights except as expressly set forth in the Plan;

(b)           Create any fiduciary or other obligation of the Corporation or any Subsidiary to take any action or provide to the Participant any assistance or dedicate or permit the use of any assets of the Corporation or any Subsidiary that would permit Economic Value Added to be attained;

(c)           Create any trust, fiduciary or other duty or obligation of the Corporation or any Subsidiary to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or

(d)           Create any obligation of the Corporation or any Subsidiary that shall be greater than the obligation of the Corporation or that Subsidiary to any of their general unsecured creditors.

7.5           Governing Law and Interpretation.  To the extent not preempted by federal law, the Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

7.6           Dispute Resolution.  Since Awards are granted in Western Pennsylvania, records relating to the Plan and Awards are located in Western Pennsylvania, and the Plan and Awards are administered in Western Pennsylvania, the Corporation and the Participant to whom an Award is granted, for themselves and their heirs, representatives, successors and assigns (collectively, the “Parties”) irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, the subject matter of the Plan or any Awards under the Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any Awards or the terms and conditions of the Plan.  To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to the Plan, and to ensure consistency in application and interpretation of the governing law under Section 7.5 of the Plan, the Parties agree that (a) sole and exclusive appropriate venue for any such action shall be the Pennsylvania courts described in the immediately preceding sentence, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Parties and over the subject matter of any dispute relating hereto and (d) the Parties waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

7.7           Non-Transferability.  Except as otherwise specifically provided in the Plan or by the Committee a Participant shall not have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable to the Participant under the Plan, nor shall any such amount be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or to the debts, contracts, liabilities, engagements, or torts of a Participant, or transfer by operation of law in the event of bankruptcy or insolvency of a Participant, or any legal process.

7.8           Deferrals.  It is the intention of the Corporation that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.  If the Committee so determines in its sole discretion, the Committee may establish in writing procedures, terms and conditions pursuant to which the payment of any Award may be deferred, provided that any such deferral is consistent with all aspects of Section 409A of the Code

7.9           Integration.  The Plan contains all of the understandings and representations between the Corporation and its Subsidiaries and any of their employees and supersedes any prior understandings and agreements entered into between them regarding the subject matter within.  There are no representations, agreements, arrangements or understandings, oral or written, between the Corporation and its Subsidiaries and any of their employees relating to the subject matter of the Plan which are not fully expressed in the Plan.  Notwithstanding the foregoing, the Corporation’s Management Incentive Program and Management Incentive Program – Covered Employees, previously adopted the Corporation and as amended from time to time, shall remain in effect as to awards previously made thereunder which remain in effect (including Deferred Credits thereunder).

7.10           Foreign Employees and Foreign Law Considerations.  The Committee may grant Awards to eligible employees who are foreign nationals, who are located outside the United States of America or who are not compensated from a payroll maintained in the United States of America, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States of America, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

7.11           Unsecured Creditor Status.  Any amount payable under the Plan shall be established and maintained only on the books and records of the Corporation and no assets or funds of the Corporation, any Subsidiary or the Plan shall be removed from the claims of the Corporation’s general or judgment creditors or otherwise made available until such amounts are actually paid to a Participant as provided herein.  The Plan constitutes a mere promise by the Corporation to make payments which may be earned under the Plan in the future.  A Participant shall have the status of, and his rights to receive a payment of cash under the Plan shall be no greater than the rights of, a general unsecured creditor of the Corporation.  The Corporation shall not be obligated under any circumstances to separately fund the financial obligations under the Plan apart from the Corporation’s assets.

7.12 Non-Uniform Determinations.  The Committee’s determinations under the Plan (including without limitation its determinations of the employees to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the establishment of percentages applicable under Section 4.2) need not be uniform and may be made by it selectively among employees who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

SECTION 8

Effective Date of Plan

The effective date and date of adoption of the Plan shall be November 13, 2008, the date of adoption of the Plan by the Board, provided, however, that any Award to a Covered Employee under the Plan shall be effective only if, in a separate vote, the Plan is approved by a majority of the votes cast at a meeting of shareholders duly called, convened and held on or prior to the date on which any compensation is paid pursuant to such an Award, at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan.  The material terms of the Plan (as defined in Section 162(m) of the Code) as applicable to Covered Employees shall be subject to re-approval by the shareholders of the Corporation no later than the first meeting of the shareholders to take place in 2014, if such approval is required by Section 162(m) of the Code at the time, such terms have not been earlier modified and approved by the shareholders, and the Corporation intends that the Plan continue to meet the requirements for “performance-based compensation” under Section 162(m) of the Code for Awards to Covered Employees made following the date of such meeting.

                         Exhibit B

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 19, 2009

Sheraton Station Square Hotel
300 West Station Square Drive
Pittsburgh, PA

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 19, 2009 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 31, 2008 will be entitled to vote at the Annual Meeting or any adjournments thereof.

I hereby appoint Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE

------------------------------------------------------------------------------

ANNUAL MEETING PROXY CARD

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS.

A. Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1.  Election of Directors
FOR                      WITHHOLD
01 – William J. Stallkamp (1 year term)                    [ ]                                [ ]
02 – Joseph C. Bartolacci (3 year term)                   [ ]                                [ ]
03 – Katherine E. Dietze (3 year term)                     [ ]                                [ ]
04 – Glenn R. Mahone                                               [ ]                                [ ]

2.  To approve the adoption of the                           FOR                      AGAINST                      ABSTAIN
2008 Management Incentive Plan                [ ]              [ ]             [ ]

FOR                      AGAINST                      ABSTAIN
3.  To ratify the appointment of                                                            [ ]                              [ ]                                     [ ]
   PricewaterhouseCoopers LLP as the
   independent registered public accounting
   firm to audit the records of the Company for
   the fiscal year ending September 30, 2009.

4.  To transact such other business as may properly come before the meeting.

B.  Change of Address – Please print new address below.

I plan to attend the meeting.  [ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box

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Signature 2 – Please keep signature within the box

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Date (mm/dd/yyyy)     --/--/----